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                                                                 Exhibit (a)(11)



EastGroup Properties, Inc.
300 One Jackson Place
188 East Capitol Street
Jackson, MS   39201

Contact:  Keith McKey (601) 354-3555


For Immediate Release
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                       EASTGROUP ANNOUNCES EXPIRATION OF
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                      CASH TENDER OFFER FOR MERIDIAN VIII
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              ALL TENDERED SHARES HAVE BEEN ACCEPTED FOR PURCHASE
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     Jackson, Mississippi, April 20, 1998 - EastGroup Properties, Inc. (NYSE:
EGP) announced that its cash tender offer for all issued and outstanding common and preferred shares of Meridian Point Realty Trust VIII Co. (AMEX: MPH) expired at 5:00 p.m. on Friday, April 17 and that all tendered shares have been accepted for purchase. According to the depositary for the tender offer, Harris Trust Company of New York, 1,208,693 shares of common stock of Meridian VIII and 3,132,905 shares of preferred stock of Meridian VIII were tendered pursuant to the offer. The tendered shares accepted for purchase, when combined with EastGroup's ownership of 1,469,556 preferred shares, represent approximately 83.2% of the outstanding voting securities of Meridian VIII.

     For further information, please contact Beacon Hill Partners, Inc. at 800-253-3814, which is acting as Information Agent for the offer.